10.6
CREDIT AGREEMENT
DATED AS OF OCTOBER 30, 2020
AMONG
THE DIXIE GROUP, INC.
and
TDG OPERATIONS, LLC

as Borrower,

FIFTH THIRD BANK, NATIONAL BANK

as Agent, L/C Issuer and Swing Line Lender,
THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO,
AND
FIFTH THIRD BANK, NATIONAL ASSOCIATION

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

INDEX OF ANNEXES, EXHIBITS,
SCHEDULES AND APPENDICES

Annex A    -    Letters of Credit
Annex B    -    Cash Management System
Annex C    -    Closing Checklist
Annex D    -    Financial Statements and Projections Reporting
Annex E    -    Collateral Reports
Annex F    -    Financial Covenants
Annex G    -    Revolving Loan Commitments as of Closing Date

Exhibit 2.1(a)    -    Form of Notice of Borrowing
Exhibit 2.5(a)    -    Form of Notice of Conversion/Continuation
Exhibit 7.1(b)    -    Form of Borrowing Base Certificate
Exhibit 12.6    -    Form of Assignment Agreement
Exhibit D    -    Form of Compliance Certificate

Schedule 3.1    -    Existence, Organizational Identification Numbers, Foreign Qualifications, Prior Names
Schedule 3.4    -    Capitalization
Schedule 3.6    -    Litigation
Schedule 3.14(b)    -    Pension Plans and Multiemployer Plans
Schedule 3.16    -    Material Contracts
Schedule 3.17    -    Environmental Compliance
Schedule 3.18    -    Intellectual Property
Schedule 3.19    -    Real Property Interests
Schedule 3.23    -    Insurance
Schedule 3.24    -    Deposit and Disbursement Accounts
Schedule 3.25    -    Government Contracts
Schedule 3.27    -    Surety Bond Agreements; IP License Agreements
Schedule 4.1    -    Corporate and Trade Names
Schedule 5.3(a)    -    Basket Borrowings
Schedule 5.3(d)    -    Exempt Borrowings
Schedule 5.4    -    Employee Loans and Affiliate Transactions
Schedule 5.6    -    Contingent Obligations

Appendix A    -    Definitions

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of October 30, 2020, among THE DIXIE GROUP, INC., and TDG OPERATIONS, LLC (individually or collectively, as the context may require, “Borrower”), the financial institutions or other entities from time to time parties hereto, each as a Lender, and FIFTH THIRD BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, L/C Issuer and Swing Line Lender.
RECITALS
WHEREAS, Borrower desires that Lenders extend certain revolving credit facilities to Borrower to provide funds necessary for the purpose of refinancing certain indebtedness of Borrower and providing (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower, and (c) funds for other purposes permitted hereunder; and
WHEREAS, Borrower and each Loan Party desires to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a first-priority perfected Lien upon the Collateral, as defined herein, pursuant to the terms of the Loan Documents;
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:
1.DEFINITIONS
1.1    Certain Defined Terms
. For purposes of the Loan Documents, capitalized terms shall have the meanings as defined in this Agreement (including, as applicable, each Annex to this Agreement and Appendix A to this Agreement).
1.2    Accounting Terms and Determinations
. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all Financial Statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated Financial Statements of the Loan Parties and their Subsidiaries delivered to Agent and Lenders on or prior to the Closing Date. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and any of Agent, Borrower or Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Agent and Required Lenders); provided, that until so amended,

(a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Loan Parties shall provide to Agent and Lenders Financial Statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) the effect of any changes to GAAP that would require leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date to be classified and accounted for as capital leases under the revised GAAP (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Loan Parties shall not, without the prior written consent of Agent, cause or permit any change in application of GAAP, or any method of GAAP utilized, by the Loan Parties in their Financial Statements after the Closing Date.
1.3    Other Definitional Provisions and References
. References in this Agreement to “Sections”, “Annexes”, “Exhibits”, “Appendices” or “Schedules” shall be to Sections, Annexes, Exhibits, Appendices or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation.” Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. The references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. References in any Loan Document to the knowledge (or an analogous phrase) of any Loan Party are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence in Borrower’s and each other Loan Party’s performance under this Agreement and all other Loan Documents. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Except as otherwise specified or limited herein, references to any statute or act shall include all related regulations, rules and orders and all amendments and supplements and any successor or replacement statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document (including the Loan Documents and any Organizational Document) shall include all schedules, exhibits, annexes, appendices and other attachments thereto and shall be construed as referring to such agreement, instrument or document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements and supplements set forth herein or in any other Loan Document).
1.4    Time References
. All time references in the Loan Documents are to Cincinnati, Ohio time.
1.5    LIBOR
. Agent and Lenders do not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR”.
2.ADVANCES AND LETTERS OF CREDIT
2.1    Revolving Credit Advances and Borrowings.
(a)Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit Advance”); provided, that the aggregate principal amount of such Revolving Credit Advances will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the aggregate Revolving Exposure of all Lenders exceeding the lesser of (x) the Maximum Revolver Amount and (y) the Borrowing Base, subject in all cases to Agent’s authority, in its Permitted Discretion, to make Protective Advances and Overadvances pursuant to Section 2.1(b) and 2.1(c). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a). All Advances shall be due and payable on the Commitment Termination Date.
(i)    Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Revolving Credit Advances made pursuant to clause (ii) of this Section 2.1(a) or Section 2.1(c) or Section 2.3(b)), such Notice of Borrowing to be delivered no later than: (A)  2:00 p.m. (or such later time acceptable to Agent in its sole discretion) on the day of such proposed borrowing, in the case of Revolving Credit Advances in an aggregate principal amount equal to or less than ten percent (10%) of the Revolving Loan Commitment, and (B) the day that is one (1) Business Day prior to such proposed borrowing, in the case of Revolving Credit Advances in an aggregate principal amount greater than ten percent (10%) of the Revolving Loan Commitment. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.
(ii)    Borrower hereby authorizes Lenders and Agent to make Revolving Credit Advances based on telephonic or electronic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrower, in accordance with procedures established by or otherwise acceptable to Agent from time to time in its sole discretion (including Agent’s confirmation of such notices). All Revolving Credit Advances will be advanced to the Disbursement Account, unless Borrower otherwise instructs Agent.

(b)    Any provision of this Agreement to the contrary notwithstanding, at the request of Borrower, Agent may, in its discretion (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower on behalf of Lenders in amounts that cause the outstanding balance of the aggregate Revolving Exposure of all Lenders to exceed the Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided, that (i) no such event or occurrence shall cause or constitute a waiver of Agent’s, the Swing Line Lender’s or Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations at any time that an Overadvance exists, and (ii) no Overadvance shall result in a Default or Event of Default due to Borrower’s failure to comply with Section 2.2(b)(i) for so long as Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 8.2 have not been met. All Overadvances shall constitute Base Rate Loans, may in Agent’s sole election (or otherwise at the written request of Required Lenders, shall) bear interest at the Default Rate and shall be payable on the earlier of demand or the Commitment Termination Date. The authority of Agent to make Overadvances is limited to an aggregate amount for all such Overadvances and Protective Advances not to exceed 10% of the Borrowing Base. No Overadvances may remain outstanding for more than 60 days and no Overadvance shall cause any Lender’s Revolving Exposure to exceed its Revolving Loan Commitment. Any such revocation shall be in writing and shall become effective prospectively upon Agent’s receipt of such revocation. Upon the making of an Overadvance by Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Pro Rata Share of the Revolving Loan Commitment. Agent may, at any time, require the Lenders to fund such participations; provided, that the Revolving Exposure of any Lender after giving effect to any such participations in Overadvances shall not exceed such Lender’s Revolving Loan Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Overadvance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Overadvance.
(c)    Subject to the limitations set forth below, Agent is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion (but Agent shall have absolutely no obligation), to make Advances to Borrower, on behalf of all Lenders, which Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.1) and other sums payable under the Loan Documents (any of such advances are herein referred to as “Protective Advances”); provided, that the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed 10% of the Borrowing Base; provided, further, that (A) the aggregate Revolving Exposure of all Lenders after giving effect to the Protective Advances being made shall not exceed the aggregate Revolving Loan Commitments and (B) the Revolving Exposure of any Lender after giving effect to the Protective Advances being made shall not exceed such Lender’s Revolving Loan Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 8.2 have not been satisfied. The Protective Advances shall constitute Obligations hereunder. All Protective Advances shall be Base

Rate Loans. At any time that there is sufficient Borrowing Availability and the conditions precedent set forth in Section 8.2 have been satisfied, Agent may request the Lenders to make a Revolving Credit Advance to repay a Protective Advance. At any other time Agent may require the Lenders to fund their risk participations as described in this Section 2.1(c). Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share of the Revolving Loan Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance.
(d)    The making of each Advance by Agent or any Lender, whether under Section 2.1(a), Section 2.1(c) or Section 2.3, will be deemed to be a representation by Borrower that (i) the Advance will not violate the terms of Section 2.1(a), Section 2.1(c), or Section 2.3 and (ii) all Eligible Accounts and Eligible Inventory then comprising the Borrowing Base meet the criteria for Eligible Accounts and Eligible Inventory, respectively. Neither Agent nor any Lender shall have any duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.
2.2    Prepayments/Commitment Reductions.
(a)    Terminations in Revolving Loan Commitments. Borrower may at any time on at least 10 days’ prior written notice to Agent permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (A) any such reduction shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than $60,000,000, and (C) after giving effect to such reduction, Borrower shall comply with Section 2.2(b)(i). Borrower may at any time on at least 10 days’ prior written notice to Agent terminate the Revolving Loan Commitment, provided, that upon such termination all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex A. Any voluntary reduction or termination of the Revolving Loan Commitment must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 2.5(d). Upon any such reduction or termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided, that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Advance or other Obligations to which such prepayment is to be applied.
(b)    Mandatory Prepayments.
(i)    Subject to Section 2.1(b), if at any time the outstanding balance of the aggregate Revolving Exposure exceeds Availability, Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances and/or Swing Line Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances and Swing Line Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex A to the extent required to eliminate such excess. Any such prepayment shall be applied in accordance with Section 2.2(c). Notwithstanding the foregoing, any Overadvance made pursuant to Section 2.1(b) shall be repaid in accordance with Section 2.1(b).
(ii)    Immediately upon receipt by any Loan Party or Subsidiary of cash proceeds of any voluntary or involuntary sale or disposition of Collateral (excluding proceeds of sales of Inventory in the Ordinary Course of Business), Borrower shall prepay the Advances in an amount equal to all such cash proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such assets (to the extent such Liens constitute Permitted Encumbrances hereunder), and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (it being understood that to the extent any such reserve is reversed or abandoned, the amount so reversed or abandoned shall constitute cash proceeds payable pursuant to this Section). Any such prepayment shall be applied in accordance with Section 2.2(c).
(iii)    If any Loan Party issues Stock or receives a capital contribution, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall notify Agent of such Loan Party’s receipt of such proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).
(iv)    If any Loan Party incurs Indebtedness not permitted under the terms of this Agreement, no later than the second Business Day following the date of receipt of the proceeds thereof, Borrower shall notify Agent of such Loan Party’s receipt of such proceeds and shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.2(c).
(v)    If any Loan Party receives proceeds of any Approved Credit Insurance, no later than the Business Day following the date of receipt of such proceeds, Borrower shall prepay the Advances (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds. Any such prepayment shall be applied in accordance with Section 2.2(c).
(c)    Application of Certain Mandatory Prepayments. So long as no Event of Default or Application Event has occurred and is continuing, any prepayments made by Borrower pursuant to Section 2.2(b) shall be applied as follows: first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second, to prepay any Swing Line Advances that may be outstanding, third to prepay the Advances without a corresponding reduction in the Revolving Loan Commitments, and fourth to cash collateralize outstanding Letter of Credit Obligations in the manner set forth on Annex A. If any Event of Default has occurred and is continuing, but an Application Event is not in existence, such amounts shall be applied as provided in Section 9.3(b). If an Application Event has occurred and is continuing, such amounts shall be applied as provided in Section 9.3(c) All prepayments made pursuant to Section 2.2(b) must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 2.5(d).
(d)    Application of Prepayments to LIBOR Loans. Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.5(d). All prepayments of an Advance shall be applied first to that portion of such Advance comprised of Base Rate Loans and then to that portion of such Advance comprised of LIBOR Loans, in direct order of Interest Period maturities.
(e)    No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents or a waiver of any Event of Default arising therefrom.
(f)    Commitment Termination Date. All of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the Commitment Termination Date.
2.3    Swing Line Advances.
(a)    Swing Line Lender may, from time to time, at its sole election and without prior notice to or consent by any Lender or Borrower, convert any request or deemed request by Borrower for a Revolving Credit Advance that is a Base Rate Loan into a request for an advance made by, and for the account of, Swing Line Lender in accordance with the terms of this Agreement (each such advance, a “Swing Line Advance”). Each Swing Line Advance shall be a Base Rate Loan, and shall be advanced by Swing Line Lender in the same manner as Revolving Credit Advances are advanced hereunder, in accordance with the provisions of Section 2.1 or as provided, that no Swing Line Advances shall be made at any time that an Event of Default under Section 9.1(a), (h) or (i) has occurred and is continuing. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Maximum Amount and (B) Borrowing Availability. If at any time the outstanding Swing Line Advances exceed the Swing Line Maximum Amount, then, on the next succeeding Business Day, Borrower shall repay Revolving Credit Advances and/or Swing Line Advances, cash collateralize Letter of Credit Obligations in the manner specified on Annex A or cause the cancellation of outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.
(b)    Swing Line Lender shall give Agent prompt notice of each Swing Line Advance made by Swing Line Lender. In the event that on any Business Day Swing Line Lender desires that all or any portion of the outstanding Swing Line Advances should be reduced, in whole or in part, Swing Line Lender shall notify Agent to that effect and indicate the portion of the Swing Line Advance to be so reduced. Swing Line Lender hereby agrees that it shall notify Agent to reduce the Swing Line Advance to zero at least once every week. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender regarding the reduction of outstanding Swing Line Advances and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the obligation to make a Revolving Credit Advance to repay outstanding Swing Line

Advances (or the applicable portion thereof). Each Lender hereby unconditionally and irrevocably agrees to fund to the Loan Account, for the benefit of Swing Line Lender, not later than 12:00 noon on the Business Day immediately following the Business Day of such Lender’s receipt of such notice from Agent (provided, that if any Lender shall receive such notice at or prior to 10:00 a.m. on a Business Day, such funding shall be made by such Lender on such Business Day), such Lender’s Pro Rata Share of a Revolving Credit Advance (which Revolving Credit Advance shall be a Base Rate Loan and shall be deemed to be requested by Borrower) in the principal amount equal to the portion of the Swing Line Advance which is required to be paid to Swing Line Lender under this Section 2.3. The proceeds of any such Revolving Credit Advances so funded shall be immediately paid over to Agent for the benefit of Swing Line Lender for application against then-outstanding Swing Line Advances. For purposes of this Section 2.3 Swing Line Lender shall be conclusively entitled to assume that, at the time of the advance of any Swing Line Advance, each Lender will fund its Pro Rata Share of the Revolving Credit Advances provided for in this Section 2.3.
(c)    In the event that, at any time any Swing Line Advances are outstanding, either (i) an Event of Default pursuant to Section 9.1(h) or 9.1(i) has occurred or (ii) the Revolving Loan Commitment has been suspended or terminated in accordance with the provisions of this Agreement, then in either case, each Lender (other than Swing Line Lender) shall be deemed to have irrevocably and immediately purchased and received from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the Swing Line Advances in an aggregate amount equal to such Lender’s Pro Rata Share of each Swing Line Advance outstanding. Any purchase obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstances whatsoever. In the event that on any Business Day Swing Line Lender desires to effect settlement of any such purchase, Swing Line Lender shall promptly notify Agent to that effect and indicate the payment amounts required by each Lender to effect such settlement. Agent agrees to transmit to Lenders the information contained in each notice received by Agent from Swing Line Lender and shall concurrently notify such Lenders of each such Lender’s Pro Rata Share of the required payment settlement amount. Each such Lender shall effect such settlement upon receipt of any such notice by transferring to Agent’s account specified by Agent to Lenders from time to time not later than 12:00 noon on the Business Day immediately following the Business Day of receipt of such notice (provided, that if any such Lender shall receive such notice at or prior to 10:00 a.m. on a Business Day, such funding shall be made by such Lender on such Business Day), an amount equal to such Lender’s participation in the Swing Line Advance.
(d)    In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in the Swing Line Advances, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate, for the first 3 days following the due date, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans in respect of Swing Line Advances. Any Lender’s failure to make any payment requested under this Section 2.3 shall not relieve any other Lender of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s required payment hereunder. The obligations of Lenders under this Section 2.3 shall be deemed to be binding upon Agent, Swing Line Lender and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.

2.4    Interest and Applicable Margins; Fees.
(a)    Subject to Sections 2.1(b), 2.1(c), 2.4(c) and 2.4(d), each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided, that Swing Line Advances may not be LIBOR Loans. Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to (and including) the last day thereof.
(b)    All as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date.
(c)    At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a), 9.1(h) or 9.1(i) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 2.0% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances (plus LIBOR or the Base Rate, as the case may be) or Letter of Credit Obligations, as applicable (the “Default Rate”). All such interest shall be payable on demand of Agent or the Required Lenders.
(d)    Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable Law (“Maximum Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
(e)    Fees.
(i)    Agent’s Fees. Borrower agrees to pay to Agent, for its own account, Fees payable in the amounts and at the times as set forth in the Fee Letter.
(ii)    Unused Line Fees. Borrower agrees to pay to Agent for the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, a commitment fee (the “Unused Line Fee”), which shall accrue, as of each day during the period from and including the Closing Date to but excluding the date on which the Revolving Loan Commitments terminate, at the Applicable Unused Line Fee on the then daily amount of the difference of the Revolving Loan Commitments of all Lenders minus the sum of (A) the aggregate outstanding amount of all Revolving Credit Advances of all Lenders plus (B) the outstanding amount of Letter of Credit Obligations. The accrued Unused Line Fee shall be payable in arrears on each Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect. Accruals of the Unused Line Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed during the applicable period (including the first day but excluding the last day of such period).
(iii)    Letter of Credit Fees. Borrower agrees to pay to Agent:
(a)For the account of each Lender according to its Pro Rata Share of the Revolving Loan Commitments, as compensation to such Lenders for their participation interest in the Letter of Credit Obligations incurred hereunder with respect to Letters of Credit (each a “Letter of Credit Fee”): (A) in arrears on each Interest Payment Date, all as determined by Agent in accordance with the Loan Documents and Agent’s loan systems and procedures periodically in effect, for each month during which any standby Letter of Credit Obligation shall remain outstanding, a Fee in an amount equal to the Applicable Margin for LIBOR Loans from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit; and (B) on the date of issuance of each commercial Letter of Credit, a Fee in an amount equal to the Applicable Margin for LIBOR Loans in effect on such date of issuance on the stated amount of each such commercial Letter of Credit.
(b)For the account of L/C Issuer, on demand, such Fees (including all current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees) and other charges and expenses of L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. Borrower further agrees to pay to Agent and each Lender all costs and expenses incurred by Agent or any Lender on account of any Letter of Credit Obligations.
All such Fees are fully earned by the applicable Lenders when paid and non-refundable. The Letter of Credit Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the Letter of Credit Fee or any other Fee paid in advance will not be refunded and will be retained by the applicable Lenders solely for their account.
(iv)    NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Agent may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.

2.5    LIBOR Provisions.
(a)    LIBOR Election. Subject to the provisions of Section 9.2(c), Borrower may request that Revolving Credit Advances permitted to be made hereunder be LIBOR Loans and that outstanding portions of Advances made hereunder be converted to LIBOR Loans. Any request with respect to a new Revolving Credit Advance will be made by submitting a Notice of Borrowing to Agent. Once given, and except as provided in clause (b) below, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. In the case of any conversion of a Base Rate Loan to a LIBOR Loan, any conversion of an existing LIBOR Loan to a new LIBOR Loan with a different Interest Period, or any conversion of a LIBOR Loan to a Base Rate Loan, such election must be made pursuant to a written notice in form and substance acceptable to Agent (a “Notice of Conversion/Continuation”). In addition to the other provisions of this Agreement, as a condition to any LIBOR election hereunder, on or before the date on which the applicable LIBOR Loan is to be advanced or converted hereunder, in each case in accordance with Agent’s loan policies and procedures periodically in effect, Borrower shall notify Agent of each of the following: (i) the requested amount of such LIBOR Loan, (ii) the Interest Period Borrower has elected to apply to such LIBOR Loan, and (iii) the commencement date of such Interest Period applicable thereto. Subject to the provisions of Section 9.2(c), upon the expiration of an Interest Period, in the absence of a Notice of Conversion submitted to Agent not later than 12:00 noon (or such later time acceptable to Agent in its sole discretion) on the Business Day on which such Interest Period expires, the LIBOR Loan then maturing shall be automatically continued as a LIBOR Loan for the same Interest Period commencing on the date on which such expiring Interest Period ends. Unless otherwise permitted by Agent in its sole discretion: (A) in no event may the last day of any Interest Period exceed the Commitment Termination Date, (B) in no event may any new Interest Period commence with respect to any LIBOR Loan requested to be converted hereunder prior to the expiration of the applicable Interest Period then in effect with respect to such LIBOR Loan, (C) there may be no more than seven (7) LIBOR Loans outstanding at any one time, and (D) if required by Agent in its sole discretion at any time and from time to time, each request for a LIBOR Loan, whether by original issuance or conversion, shall be in a minimum amount of $5,000,000 and, if in excess of such amount, in an integral multiple of $1,000,000 in excess of such amount. New Advances which are not requested as LIBOR Loans in accordance with this Section 2.5(a) shall be Base Rate Loans.
(b)    Inability to Determine LIBOR.
(i)    Temporary Inability. In the event, prior to commencement of any Interest Period relating to a LIBOR Loan, Agent shall determine that (A) deposits in Dollars (in the applicable amounts) are not being offered to it in the London Interbank Offered Rate market for such Interest Period, (B) by reason of circumstances affecting the London Interbank Offered Rate Market adequate and reasonable methods do not exist for ascertaining LIBOR, (C) LIBOR as determined by Agent will not adequately and fairly reflect the cost to the Lenders of funding their LIBOR Loans for such Interest Period or (D) the making or funding of LIBOR Loans become impracticable; then, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on Borrower and Lenders), and (x) any request for a LIBOR Loan or for a conversion to or continuation of a LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (y) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (z) the obligations of Lenders to make LIBOR Loans shall be suspended until Agent determines that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.
(ii)    Permanent Inability.
(A)    In the event Agent shall determine (which determination shall be deemed presumptively correct absent manifest error) or be notified by Required Lenders or Borrower that: (1) the circumstances set forth in Section 2.5(b)(i) have arisen and such circumstances are unlikely to be temporary; (2) a public statement or publication of information has been made (a) by or on behalf of the administrator of LIBOR; or by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, stating that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator that will continue to provide LIBOR, (b) by the administrator of LIBOR that it has invoked or will invoke, permanently or indefinitely, its insufficient submissions policy, or (c) by the regulatory supervisor for the administrator of LIBOR or any Governmental Authority having jurisdiction over Agent announcing that LIBOR is no longer representative or may no longer be used; (3) a LIBOR rate is not published by the administrator of LIBOR for five consecutive Business Days and such failure is not the result of a temporary moratorium, embargo or disruption declared by the administrator of LIBOR or by the regulatory supervisor for the administrator of LIBOR; or (4) a new index rate has become a widely-recognized replacement benchmark rate for LIBOR in newly originated or amended loans denominated in Dollars in the U.S. market; then Agent may, in consultation with Borrower, amend this Agreement as described below to replace LIBOR with an alternative replacement index and to modify the applicable margins (the new index and margin together, the “Benchmark Replacement”), in each case giving due consideration to any evolving or then existing convention for similar US dollar denominated credit facilities, or any selection, endorsement or recommendation by a relevant governmental body with respect to such facilities. Agent may also from time to time, in Agent’s sole discretion, make other related amendments (“Conforming Changes”), including but not limited to increasing or decreasing the “floor” applicable to the replacement index and/or Benchmark Replacement, to permit the administration thereof by Agent in an administratively and operationally practicable manner and in a manner substantially consistent with market practice and similarly situated counterparties with similar assets in similar facilities.
(B)    the Agent shall provide notice to Borrower of an amendment of this Agreement to reflect the Benchmark Replacement and Conforming Changes. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.5), such amendment shall become effective without any further action or consent of any other party to this Agreement upon delivery of notice to Borrower and on the fifth (5th) Business Day after the date that a draft of the amendment is provided to Lenders, unless Agent receives, on or before such fifth (5th) Business Day, a written notice from Required Lenders stating that such Lenders object to such amendment.
(C)    For the avoidance of doubt, following the date when a determination is made pursuant to Section (b)(ii), above, and until a Benchmark Replacement has been selected and implemented in accordance with the terms and conditions of Section 2.5(b)(ii) (A) or (B), at Agent’s election, all Loans shall accrue interest as Base Rate Loans, and the Interest Rate shall be based on the Base Rate.
(iii)    Subject to any Conforming Changes, if at any time the replacement index is less than 0.75% then at such times, such index shall be deemed to be 0.75% for purposes of this Agreement; provided, however, even if the replacement index is greater than 0.75%, if due to a negative margin the Benchmark Replacement would be 0.75%, the Benchmark Replacement shall be deemed to be 0.75%.
(iv)    In the event that circumstances similar to those set out in Section 2.5(b)(ii) occur in relation to an index selected to replace LIBOR (or another index previously selected pursuant to this provision) or if Agent determines a replacement index is administratively or operationally impracticable, the terms governing replacement of LIBOR set forth in Section 2.5(b)(ii) shall govern replacement of the replacement index.
(c)    Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for any Lender to make, fund or maintain LIBOR Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders. In such an event, (i) the commitment of such Lender to make LIBOR Loans, continue LIBOR Loans as LIBOR Loans or convert Base Rate Loans to LIBOR Loans shall be immediately suspended and (ii) such Lender’s outstanding LIBOR Loans shall be converted automatically to Base Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by Law.
(d)    LIBOR Breakage Fee. Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any applicable Notice of Borrowing or (ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall promptly pay each Lender an amount equal to the amount of any losses, expenses and liabilities (including any loss (including interest paid) in connection with the re-employment of such funds) that such Lender sustains as a result of such default or such payment. For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

(e)    Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of LIBOR pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender, or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, any of its notes issued pursuant hereto (if any) or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by such Lender, Borrower shall promptly pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
2.6    Letters of Credit.    Subject to and in accordance with the terms and conditions contained herein and in Annex A, Borrower shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower and its Subsidiaries.
2.7    General Provisions Regarding Payment.    Borrower shall make each payment under this Agreement not later than 3:00 p.m. on the day when due in immediately available funds in Dollars to a designated deposit account at Agent with respect to which Agent provides prior notice to Borrower from time to time (the “Designated Payment Account”). For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all such payments shall be deemed received on the Business Day on which immediately available funds therefor are received (a) in Borrower’s Collection Account during such period that funds are being applied against the Revolving Loan under clause (c) of Annex B attached or (b) at all other times, the Designated Payment Account, prior to 1:00 p.m. Payments received after 1:00 p.m. on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such payments are in immediately available funds. As an accommodation to Borrower, on the date any payment of interest or principal of any Advance or any Fee, charge or other Obligation is due (or is otherwise payable in accordance with the terms, conditions and procedures of Agent’s automatic sweep program, as applicable), Agent is hereby irrevocably authorized, in its discretion, to debit the Disbursement Account and to charge such amounts to the Loan Account as a Revolving Credit Advance made as a Base Rate Loan.
2.8    Loan Account         Agent shall maintain a loan account (the “Loan Account”) on its books in accordance with the Register to record all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Advances or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.
2.9    Taxes.
(a)    Gross-up for Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any withholding or deduction from any payment to be made by any Loan Party hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable Law, then the applicable Loan Party will (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) promptly forward to Agent and any applicable Lender an official receipt or other documentation satisfactory to Agent or such Lender evidencing such payment to such authority, and (iii) if the Tax is an Indemnified Tax, pay to Agent for the account of Agent and each applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. If any Indemnified Taxes are directly asserted against Agent or any Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Agent or such Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive and binding absent manifest error.
(b)    Interest and Penalties. If Borrower or any other applicable Loan Party fails to pay any Taxes when due to the appropriate taxing Governmental Authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower and the other Loan Parties shall jointly and severally indemnify Agent and Lenders for any incremental Taxes, interest or penalties and reasonable, out-of-pocket costs and expenses (including attorneys’ and tax advisor fees and expenses) that may become payable by Agent or any Lender (or any of its Affiliates) as a result of any such failure.

(c)    Withholding Documentation. Each Lender that is organized under the Laws of a jurisdiction other than the United States and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, or W-8IMY (with applicable attachment), as applicable, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to an exemption from, or reduction of, withholding or deduction of U.S. federal withholding Taxes. Each Lender that is a U.S. Person on the Closing Date or purports to become an assignee of an interest pursuant to Section 12.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to each of Borrower and Agent (as Borrower or Agent may reasonably request) one or more United States Internal Revenue Service Form W-9. In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
(d)    Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.9 (including by the payment of additional amounts pursuant to this Section 2.9(d)), it shall, so long as no Event of Default is occurring, pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender, Agent or their respective Affiliates and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Loan Parties, upon the request of such indemnified party, shall repay to such Lender or Agent the amount paid over pursuant to this Section 2.9(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Agent or their respective Affiliates is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9(d), in no event will any Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 2.9(d) the payment of which would place such Person (or its Affiliates) in a less favorable net after-Tax position than such Person (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.9(d) shall not be construed to require any Lender, Agent, or their Affiliates to make available its respective Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.
(e)    Usage of Terms.     For the purposes of this Section 2.9 and the definitions of Excluded Tax, Indemnified Tax, Taxes, and Other Taxes used therein, “Lender” means any Lender, Swing Line Lender, L/C Issuer, and, subject to Section 12.6(b), any Participant.
2.10    Capital Adequacy. If any Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by such Lender, Borrower shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is nine (9) months prior to the date on which such Lender first made demand therefor (except that, if the occurrence giving rise to such increased cost or reduction is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
2.11    Mitigation Obligations. If any Lender requests compensation under either Section 2.5(e) or Section 2.10, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then, upon the written request of Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (b) would not subject such Lender to any unreimbursed cost or expense, and (c) would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Without limitation of the provisions of Section 10.1, Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.
2.12    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.5(d).
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 of this Agreement or otherwise) or received by Agent from a Defaulting Lender pursuant to a right of setoff available with respect to such Defaulting Lender shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to cash collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with this Agreement; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Fees.
(A)    No Defaulting Lender shall be entitled to receive any Fee (other than its portion of the Letter of Credit Fee) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such Fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive its portion of the Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Agreement.

(C)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, cash collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in this Agreement.
(b)    Defaulting Lender Cure. If Borrower, Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swing Line Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    One Lender. Any provisions herein relative to multiple Lenders shall apply only to the extent there is more than one (1) Lender party to the Agreement.
2.13    Notes. Any Lender may request that Advances made by it be evidenced by a promissory note (a “Note”). In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent. Thereafter, subject to Section 2.8, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 12.6) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if any such Note is a registered note, to such payee and its registered assigns).
2.14    Revolving Credit Advances for Presentments. As of the Closing Date, Borrower has elected, in accordance with Agent’s (and, if applicable, each Affiliate of Agent’s) policies, Bank Products and procedures, to receive automatic Revolving Credit Advances in the Disbursement Account to satisfy each of the Presentments (as defined below) in such Disbursement Account (or, if established by Borrower after the Closing Date, any Controlled Disbursement Accounts), any wire transfers initiated by Borrower out of such Disbursement Account (“Wire Transfers”, and any automated clearinghouse funds transfers (“ACH Transfers”) initiated by Borrower out of such Disbursement Account, all as provided in this Section 2.14 and subject, in all cases, to the other terms and conditions of this Agreement and all Bank Product agreements. Accordingly, Borrower hereby irrevocably authorizes Agent, without any further written or oral request of Borrower (including a Notice of Borrowing as provided in Sections 2.1(a)), to make Revolving Credit Advances automatically in amounts necessary for the payment of (a) any checks and other items drawn on, and any debits by Agent of, the Disbursement Account (or, if established by Borrower after the Closing Date, any Controlled Disbursement Accounts) as such checks and other items (“Presentments”) are presented to Agent or any of its Affiliates for payment, and any debits are made by Agent, (b) Wire Transfers, and (c) any ACH Transfers initiated by Borrower out of the Disbursement Account, in each case in excess of the available funds then in the Disbursement Account for such Presentments, Wire Transfers, and ACH Transfers. Each such Revolving Credit Advance made by Agent will be deemed to be a Swing Line Advance requested by Borrower for all purposes of this Agreement and is hereby ratified and approved by Borrower; provided, that under no circumstances will Agent have any obligation to make any such Revolving Credit Advance to pay any Presentments, Wire Transfers or ACH Transfers if (i) such Revolving Credit Advance would result in an Overadvance, (ii) any of the conditions in Section 8.2 have not been satisfied as to such Revolving Credit Advance, or (iii) the Revolving Loan Commitments have terminated in accordance with this Agreement. Notwithstanding anything to the contrary in this Section 2.14, Agent may, in its discretion, at any time hereafter upon written notice to Borrower, elect to discontinue the making of automatic Revolving Credit Advances to the Disbursement Account as provided in this Section 2.14, including if Borrowing Availability is less than 10% of Availability. Furthermore, Agent reserves the right to discontinue providing its Bank Products which provide for the making of automatic advances to the deposit accounts of its customers maintained at Agent, including Borrower.
2.15    Increase of Revolving Loan Commitments; Additional Lenders.
(a)    From time to time after the Closing Date, Borrower may, upon at least 30 days’ written notice to Agent (which shall promptly provide a copy of such notice to each Lender), prior to the Commitment Termination Date, request an increase in the Revolving Loan Commitments (an “Increase”); provided, that, (i) the aggregate amount of all such Increases shall not exceed $20,000,000 and (ii)  Borrower may not obtain an Increase more than three (3) times during the then-existing term of this Agreement. Any such Increase shall be in an amount not less than $5,000,000 individually and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrower proposes that the Increase shall be effective, which shall be a date not less than 30 days after the date on which such notice is delivered to Agent. Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to Borrower and Agent to increase its Revolving Loan Commitment by a principal amount equal to its Pro Rata Share of the applicable Increase. Any Lender who fails to respond to any such shall be deemed to have elected to not participate in any such Increase. No Lender (or any successor thereto) shall have any obligation to make any Increase, and any decision by a Lender to make an Increase shall be made in its sole discretion independently from any other Lender. Any fees payable by Borrower in connection with any Increase shall relate solely to the increase to the Revolving Loan Commitment and not to Advances outstanding or Revolving Loan Commitments available prior to the Increased Amount Date.
(b)    If any Lender shall not elect to make an Increase pursuant to subsection (a) of this Section 2.15, Borrower may designate another bank, investment fund or other institution which at the time agrees to become a party to this Agreement (an “Additional Lender”) and to provide some or all of the shortfall; provided, that any Additional Lender must be acceptable to Agent, which acceptance will not be unreasonably withheld or delayed.
(c)    Such Increase shall become effective as of such Increased Amount Date; provided, that (1) no Default or Event of Default shall exist on such Increased Amount Date before and after giving effect to such Increase; (2) both before and after giving effect to any Increase, each of the conditions set forth in Section 8.2 shall be satisfied; (3) both immediately before and after giving effect to such Increase on a pro forma basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 6.1 (assuming the Increase is fully drawn on the Increased Amount Date); (4) such Increase shall be effected pursuant to one or more supplements or joinders in form and substance reasonably satisfactory to Agent executed by Borrower and by each Additional Lender and by each other Lender who has agreed to make an Increase, setting forth the Increase of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof (including the requirements set forth in Section 8.2), together with promissory notes evidencing such Increase, if requested by such Lender or Additional Lender, and such evidence of appropriate corporate authorization on the part of Borrower with respect to the Increase and such opinions of counsel for Borrower with respect to the Increase as Agent may reasonably request; (5) Borrower shall deliver calculations evidencing pro forma compliance with the calculations contained in Section 6.1 for the 12 month period following the Increased Amount Date (and, in the case of an Increase, assuming the Increase is fully drawn on the Increased Amount Date); and (6) Borrower shall deliver or cause to be delivered any other documents reasonably requested by Agent in connection with any such transaction.
(d)    On any Increased Amount Date, subject to the satisfaction of the terms and conditions set forth in the foregoing clauses (a), (b) and (c), (i) each Additional Lender severally agrees to make its portion of the Revolving Loan Commitment to Borrower and each Advance made under the Increase shall be deemed, for all purposes, to be part of the Revolving Credit Advances hereunder, and (ii) each Additional Lender providing an Increase shall become a Lender hereunder with respect to the Increase and all matters relating thereto.
3.REPRESENTATIONS AND WARRANTIES
To induce Lenders to make the Advances and to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender, as of the Closing Date and as of the date of the making of each Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case, each such Loan Party makes such representations and warranties as of such earlier date), each and all of which shall survive the execution and delivery of this Agreement.
3.1    Existence and Power. Each Loan Party and each Subsidiary is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the Laws of the jurisdiction specified on Schedule 3.1, has the same legal name as it appears in the Organizational Documents of such Loan Party or any Subsidiary and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all governmental licenses, authorizations, registrations, permits, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted (collectively, “Permits”), except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiarity is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, neither any Loan Party nor any Subsidiary has had, over the five (5) year period preceding the Closing Date, any name other than its current name or was incorporated or organized under the Laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
3.2    Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party and each Subsidiary of the Loan Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law, (b) any of the Organizational Documents of any Loan Party or any Subsidiary or (c) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to each of clauses (a) and (c), reasonably be expected to have a Material Adverse Effect.

3.3    Binding Effect. Each of the Loan Documents to which any Loan Party or any Subsidiary is a party constitutes a valid and binding agreement or instrument of such Loan Party or such Subsidiary, as applicable, enforceable against such Loan Party or such Subsidiary in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
3.4    Capitalization. The authorized Stock of each Loan Party and each Subsidiary as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding Stock of each Loan Party and each Subsidiary is duly authorized and validly issued (and, as applicable, fully paid and non-assessable) free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such Stock was issued in compliance with all applicable Laws. The identity of the holders of the Stock of each Loan Party and each Subsidiary and the percentage of their actual and fully diluted ownership of the Stock of each Loan Party and each Subsidiary, in each case as of the Closing Date, is set forth on Schedule 3.4. No shares of the Stock of any Loan Party or any Subsidiary, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any Subsidiary of any Stock of any such entity.
3.5    Financial Information.
(a)    Audited Statements. The consolidated balance sheet of Borrower and its Subsidiaries as of December 28, 2019 and the related consolidated statements of operations, stockholders’ equity (or comparable calculation, if such Person is not a corporation) and cash flows for the Fiscal Year then ended, reported on by an independent certified public accounting firm of national standing acceptable to Agent, copies of which have been delivered to Agent prior to the Closing Date, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Borrower and its Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.
(b)    Unaudited Statements. The unaudited consolidated balance sheet of Borrower and its Subsidiaries as of September 30, 2020 and the related unaudited consolidated statements of operations and cash flows for the 9 months then ended, copies of which have been delivered to Agent, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for the 9 months then ended (subject to normal year-end adjustments and the absence of required footnote disclosures).
(c)    Pro Forma Balance Sheet. The pro forma balance sheet of Borrower and its Subsidiaries as of September 30, 2020, a copy of which has been delivered to Agent, fairly presents in all material respects, on a basis consistent with the Financial Statements referred to in Section 7.1, the consolidated financial position of Borrower and its Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the making of any Advances and the issuance of any Letters of Credit to be made on the Closing Date, (ii) the application of the proceeds therefrom as contemplated by the Loan Documents, and (iii) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such balance sheet and the date hereof, no Loan Party or any Subsidiary had or has any material liabilities, contingent or otherwise, including liabilities for Taxes, long term leases or forward or long term commitments, which are not properly reflected on such balance sheet.
(d)    Projections. The Projections delivered on or before the date hereof have been prepared by Borrower and its Subsidiaries in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the four (4) year period beginning on January 1, 2020 and ending no sooner than the last day of the original term hereof, on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the Financial Statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to any Loan Party and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and its Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, especially in light of the current COVID-19 pandemic, and actual results may differ from the Projections.
(e)    Borrowing Base Certificate. The information contained in the most recently delivered Borrowing Base Certificate is true, complete and correct.
(f)    No Material Adverse Change. Since December 28, 2019, there has been no Material Adverse Change in the business, operations, properties, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole that has not been previously disclosed to Agent, including discussions on the past and future effects of the COVID-19 pandemic.
3.6    Litigation. Except as disclosed in Schedule 3.6, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Loan Party, threatened, at Law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary or any of their respective properties which:
(a)    purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or
(b)    would reasonably be expected to result in Material Adverse Effect; or
(c)    seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, neither any Loan Party nor any Subsidiary is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental

Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any requirement of Law.
3.7    Ownership of Property. Each Loan Party and each Subsidiary is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person, except as may have been disposed of in the Ordinary Course of Business or otherwise in compliance with the terms hereof.
3.8    No Default. No Default or Event of Default has occurred and is continuing.
3.9    Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary, except workers’ compensation claims made in the ordinary course of business. All payments due from the Loan Parties and the Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
3.10    Regulated Entities. Neither any Loan Party nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.
3.11    Margin Regulations. None of the proceeds from the Advances have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which would reasonably be expected to cause any of the Advances to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
3.12    Compliance With Laws; Anti-Terrorism Laws.
(a)    Laws Generally. Each Loan Party and each Subsidiary is in compliance with the requirements of all applicable Laws in all material respects.
(b)    Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and each Subsidiary is in compliance in all material respects with all U.S. economic sanctions Laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. Neither any Loan Party nor any Subsidiary or Affiliate of a Loan Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions Laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (iii) is controlled by (including by virtue of such person being a director (or manager) or owning voting shares, units or other interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. Law.
(c)    USA Patriot Act. Each Loan Party, each Subsidiary and each of their Affiliates is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the U.S. Treasury Department and any other enabling legislation or executive order relating thereto, (ii) the USA Patriot Act, and (iii) other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
(d)    None of the funds of any Loan Party or any Subsidiary that are used to repay any obligation under this Agreement or any other Loan Document shall constitute property of, or shall be beneficially owned directly or indirectly by, any Person that is the subject of Sanctions.
3.13    Taxes. All federal and all other material Tax returns, reports and statements required to be filed by or on behalf of each Loan Party and each Subsidiary have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest. All Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof owing by a Loan Party or a Subsidiary have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except to the extent subject to a Permitted Contest. Each of the Loan Parties is solely a resident for Tax purposes of the United States and has no office, branch or permanent establishment outside of the United States.
3.14    Compliance with ERISA.
(a)    ERISA Plans. Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy the requirements of, applicable Law including ERISA and the IRC in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and the IRS has issued a favorable determination or opinion letter with respect to each such ERISA Plan which may be relied on currently. No Loan Party or any Subsidiary has incurred liability for any material excise tax under any of Sections 4971 through 5000A of the IRC.
(b)    Pension Plans and Multiemployer Plans. During the thirty-six (36) month period prior to the Closing Date or the making of any Advance or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan that could reasonably be expected to result in a material payment liability to any Loan Party or any Subsidiary and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or the IRC.

Except as set forth on Schedule 3.14(b), no Loan Party is party to or contributes to a Multiemployer Plan. No condition exists or event or transaction has occurred with respect to any ERISA Plan which could result in the incurrence by any Loan Party or any Subsidiary of any material liability, fine, Tax or penalty. Neither any Loan Party nor any Subsidiary has incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan.
3.15    Brokers. Except for fees contractually incurred by a Loan Party or an Affiliate of a Loan Party and payable in full on or prior to the Closing Date, neither any Loan Party nor any Affiliate of a Loan Party has any obligation to any broker, finder or other intermediary in respect of any finder’s or brokerage fees in connection with any Loan Document.
3.16    Material Contracts. Except for the Organizational Documents and the Material Contracts set forth on Schedule 3.16, as of the Closing Date there are no (i) employment agreements covering the management of any Loan Party or any Subsidiary, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party or any Subsidiary, (iii) agreements for managerial, consulting or similar services to which any Loan Party or any Subsidiary is a party or by which it is bound, (iv) agreements regarding any Loan Party or any Subsidiary, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (v) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Loan Party or any Subsidiary is a party, either as lessor or lessee, or as licensor or licensee, or (vi) customer, distribution, marketing or supply agreements to which any Loan Party or any Subsidiary is a party, (vii) partnership agreements to which any Loan Party is a general partner or joint venture agreements to which any Loan Party is a party, or (viii) any other agreements or instruments to which any Loan Party or any Subsidiary is a party, the breach, nonperformance or cancellation of which, or the failure of which to renew could reasonably be expected to have a Material Adverse Effect. Schedule 3.16 sets forth, with respect to each real estate lease agreement to which any Loan Party or any Subsidiary is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Loan Party or any Subsidiary).
3.17    Environmental Compliance.
(a)    Hazardous Materials. Except in each case as set forth on Schedule 3.17, (i) no Hazardous Materials are located on any properties now or previously owned, leased or operated by any Loan Party or any Subsidiary or have been released into the environment, or deposited, discharged, placed or disposed of, at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law, and any such action under any Environmental Law has given rise to, or could reasonably be expected to give rise to, remediation costs and expenses on the part of the Loan Parties in excess of $1,000,000; (ii) no portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination; and (iii) all oral or written notifications of a release of Hazardous Materials required to be filed by or on behalf of any Loan Party or any Subsidiary under any applicable

Environmental Law have been filed or are in the process of being timely filed by or on behalf of the applicable Loan Party or Subsidiary except for any of the foregoing in subclauses (ii) and (iii) that, either individually or in the aggregate as to all Loan Parties, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Notices Regarding Environmental Compliance. Except in each case as set forth on Schedule 3.17, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to any Loan Party’s knowledge, threatened by any Governmental Authority or other Person with respect to, in any such case, any (i) alleged violation by any Loan Party or any Subsidiary of any Environmental Law, (ii) alleged failure by any Loan Party or any Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials except for any of the foregoing that, either individually or in the aggregate as to all Loan Parties, could not reasonably be expected to result in a Material Adverse Effect.
(c)    Properties Requiring Remediation. Except in each case as set forth on Schedule 3.17, no property now owned or leased by any Loan Party or any Subsidiary and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party or any Subsidiary, to or from which any Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, in any case, is listed or, to any Loan Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of any Loan Party, other investigations which may lead to claims against any Loan Party or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA except for any of the foregoing that, either individually or in the aggregate as to all Loan Parties, could not reasonably be expected to result in a Material Adverse Effect.
(d)    Underground Storage Tanks. Except in each case as set forth on Schedule 3.17, there are no underground storage tanks located on any property owned or leased by any Loan Party or any Subsidiary that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials except for any of the foregoing that, either individually or in the aggregate as to all Loan Parties, could not reasonably be expected to result in a Material Adverse Effect.
(e)    Environmental Liens. Except in each case as set forth on Schedule 3.17, there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or any Subsidiary, and no actions by any Governmental Authority have been taken or, to the knowledge of any Loan Party, are in process which could subject any of such properties or assets to such Liens.
For purposes of this Section 3.17, each Loan Party and each Subsidiary shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Loan Party or such Subsidiary.

3.18    Intellectual Property. Except as set forth on Schedule 3.18, each Loan Party and each Subsidiary owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party or such Subsidiary, as applicable. All such Intellectual Property existing as of the Closing Date and registered with any United States or foreign Governmental Authority is set forth on Schedule 3.18. All Intellectual Property of each Loan Party and each Subsidiary is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as set forth on Schedule 3.18, to each Loan Party’s knowledge, each Loan Party and each Subsidiary conducts its business without infringement or claim of infringement of any Intellectual Property rights of others, and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party or any Subsidiary, which infringement or claim of infringement could reasonably be expected to result in a Material Adverse Effect.
3.19    Real Property Interests. Schedule 3.19 sets forth, with respect to each real estate lease agreement to which any Loan Party is a party as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). Except for leasehold interests and ownership or other interests set forth on Schedule 3.19, neither any Loan Party nor any Subsidiary has, as of the Closing Date, any ownership, leasehold or other interest in real property.
3.20    Full Disclosure. None of the information (financial or otherwise) furnished by or on behalf of any Loan Party or any Subsidiary to Agent or any Lender in connection with the consummation of the transactions contemplated by the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All Projections delivered to Agent and Lenders have been prepared on the basis of the assumptions stated therein. Such Projections represent the Loan Parties’ good faith estimate of the future financial performance of the Loan Parties and their respective Subsidiaries and such assumptions are believed by the Loan Parties to be fair and reasonable in light of current business conditions; provided, that the Loan Parties can give no assurance that such Projections will be attained. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
3.21    Reserved.
3.22    Use of Proceeds. Borrower shall use the proceeds of the Advances solely as follows: (a) to refinance, on the Closing Date, the Prior Lender Obligations, (b) to pay costs and expenses required to be paid pursuant to Section 10.1, (c) to fund Permitted Acquisitions, and (d) for working capital, capital expenditures and other general corporate and, as applicable, limited liability company purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents.
3.23    Insurance. Schedule 3.23 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Loan Party and each Subsidiary, as well as a summary of the terms of each such policy. Each Loan Party and each Subsidiary thereof currently maintains all insurance that is required to be maintained pursuant to Section 4.4 hereof.

3.24    Deposit and Disbursement Accounts. Schedule 3.24 lists all banks and other financial institutions at which any Loan Party or any Subsidiary maintains deposit or other accounts as of the Closing Date and Schedule 3.24 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
3.25    Government Contracts. Except as set forth in Schedule 3.25, as of the Closing Date, neither any Loan Party nor any Subsidiary is a party to any contract or agreement with any Governmental Authority and neither any Loan Party’s nor any Subsidiary’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local Law.
3.26    Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any Material Adverse Modification or Material Adverse Change in: (a) the business relationship of any Loan Party or any Subsidiary with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or such Subsidiary; or (b) the business relationship of any Loan Party or any Subsidiary with any supplier essential to its operations.
3.27    Bonding; Licenses. Except as set forth on Schedule 3.27, as of the Closing Date, neither any Loan Party nor any Subsidiary is a party to or bound by any surety bond agreement or bonding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.
3.28    Solvency. Both before and after giving effect to (a) the Advances and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Advances and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Advances pursuant to the instructions of Borrower, (c) the incurrence of the Term Loan Debt, and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.
4.AFFIRMATIVE COVENANTS
Each Loan Party executing this Agreement jointly and severally agrees that from and after the date hereof and until the Termination Date:
4.1    Maintenance of Existence and Conduct of Business. Each Loan Party shall and shall cause its Subsidiaries to: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate and, as applicable, limited liability company or other organizational existence and its material rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate

(or, as applicable, limited liability company or other organizational) and trade names as are set forth in Schedule 4.1.
4.2    Payment of Charges.
(a)    Subject to Section 4.2(b), each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to Tax, social security and unemployment withholding with respect to its employees, excepting deferrals and credits allowed under the CARES Act, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen, processors and bailees, in each case, before any thereof shall become past due.
(b)    To the extent the payment of any Charges, Taxes or claims are subject to a Permitted Contest, (i) no Lien shall be imposed to secure payment of such Charges, Taxes or claims (other than payments to warehousemen, processors and/or bailees subject to Agent’s right to impose and maintain Reserves) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, Taxes or claims, (ii) none of the Collateral becomes subject to forfeiture or loss as a result of such Charges, Taxes or claims; (iii) any Liens arising from such contested Charges, Taxes or claims do not secure amounts in excess of $250,000 in the aggregate as of any date, and (iv) such Loan Party or such Subsidiary, as applicable, shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if (A) such contest is terminated or discontinued adversely to such Loan Party or such Subsidiary, or (B) the conditions set forth in this Section 4.2(b) are no longer met.
4.3    Books and Records. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to Agent on or prior to the Closing Date.
4.4    Insurance; Damage to or Destruction of Collateral.
(a)    The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain the policies of insurance described on Schedule 3.23 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the lender’s loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days (or 10 days in the case of non-payment) prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Loan Party or any such Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Loan Party or any Subsidiary or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or

Event of Default arising from the failure of such Loan Party or such Subsidiary to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand for payment by Borrower to Agent on its demand for payment and shall be additional Obligations hereunder secured by the Collateral.
(b)    Agent reserves the right at any time upon any material change in the risk profile of any Loan Party or any Subsidiary (including any change in the product mix maintained by any Loan Party or any Subsidiary or any Laws affecting the potential liability of such Loan Party or such Subsidiary) to require additional forms and limits of insurance to, in Agent’s opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Loan Party and Subsidiary is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Loan Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.
(c)    Each Loan Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all special form (“all risk”) property and casualty insurance and business interruption insurance naming Agent, on behalf of itself and Lenders, as lender loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. For any insurance claims for loss, damage or destruction to the Collateral in excess of $1,000,000, each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing, as each Loan Party’s true and lawful attorney in fact for the purpose of making, settling and adjusting such claims under such special form policies of insurance, endorsing the name of each Loan Party on any check or other item of payment for the proceeds of such special form policies of insurance and for making all determinations and decisions with respect to such special form policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. The Loan Parties shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance.
4.5    Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, local and foreign Laws and regulations applicable to it, including ERISA, labor Laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions. Each Loan Party and each Subsidiary will comply with commercially reasonable requests by the Lender for information or documentation necessary to ensure that each Loan Party and Subsidiary is compliant with any applicable federal or state Laws and not engaged in any act or omission that would cause the Lender to be in breach of any applicable Law.
4.6    Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Loan Parties’ election, the Loan Parties shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Required Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.
4.7    Intellectual Property. Each Loan Party will, and will cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.
4.8    Environmental Matters. Each Loan Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $1,000,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party or such Subsidiary in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Loan Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Loan Party shall, upon Agent’s written request, but only if Borrower is not pursuing such at the request of any landlord or mortgage holder relative to such Real Estate, (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Loan Parties’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. The Loan Parties shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.
4.9    Landlords’ Agreements, Mortgagee Agreements and Bailee and Processor Letters. Each Loan Party shall obtain a landlord’s agreement, mortgagee agreement, bailee letter agreement or processor letter agreement, as applicable, from the lessor of each leased property, mortgagee of owned property, bailee or processor with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter agreement shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or processor may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased, owned or used as of the Closing Date and thereafter, if Agent has not received a landlord’s agreement, mortgagee agreement, bailee letter agreement or processor letter agreement, as applicable, as of the Closing Date (or, if later, as of the date such location is acquired or leased), Borrower’s Eligible Inventory at that location shall, in Agent’s Permitted Discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Agent in its sole discretion. Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location, public warehouse or processor location where any Collateral is or may be located.
4.10    Reserved
.
4.11    Cash Management Systems. On or prior to the Closing Date, the Loan Parties will establish and will maintain until the Termination Date, the cash management systems described on Annex B (the “Cash Management Systems”).
4.12    Maintenance of Property; Material Contracts. Except as permitted under Section 5.1, each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
4.13    Inspection of Property and Books and Records; Appraisals.
(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (i) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (ii) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies from all of such Loan Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Loan Parties’ expense; provided, the Loan Parties shall (A) so long as no Event of Default has occurred and is continuing, only be obligated to reimburse Agent for the expenses for two (2) such field examinations, audits and inspections per year (or a total of three (3) such field examinations, audits and inspections per year at any time during such year that Borrowing Availability is or has been less than 12.5% of Availability), and (B) be obligated to reimburse Agent for the expenses for each such field examination, audit and inspection required by Agent if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.
(b)    Upon Agent’s request from time to time, the Loan Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Net Orderly Liquidation Percentage, or such other value as determined by Agent, of all or any portion of the Inventory of any Loan Party or any Subsidiary of any Loan Party; provided, that notwithstanding any provision herein to the contrary, the Loan Parties shall (i) so long as no Event of Default has occurred and is continuing, only be obligated to reimburse Agent for the expenses of such appraisals occurring one (1) time per year (or a total of two (2) times per year at any time during such year that Borrowing Availability is or has been less than 12.5% of Availability) and (ii) be obligated to reimburse Agent for the expenses for each such appraisal required by Agent if an Event of Default has occurred and is continuing.
4.14    Use of Proceeds. Borrower shall use the proceeds of the Advances solely as follows: (a) to refinance, on the Closing Date, the Prior Lender Obligations, (b) to pay costs and expenses required to be paid pursuant to Section 10.1, (c) to fund Permitted Acquisitions, and (d) for working capital, capital expenditures and other general corporate and, as applicable, limited liability company purposes not in contravention of any requirement of Law and not in violation of this Agreement or the other Loan Documents.
4.15    Further Assurances.
(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.
(b)    Promptly upon request by Agent, the Loan Parties shall and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Loan Parties shall cause each of their Subsidiaries and any Person formed or created as a result of a statutory division of a Loan Party, within thirty (30) days (or such longer period to which Agent consents in its sole discretion) after formation, creation or acquisition thereof, to guaranty the Obligations and to cause each such Person to grant to Agent, for the benefit of the Secured Parties, a security interest in such Person’s property, subject to the limitations set forth herein and in the applicable Collateral Documents to secure such guaranty.
(c)    The Loan Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 4.15 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to each Loan Party formed or acquired after the Closing Date.
(d)    In addition to, and without limiting, any of the foregoing, promptly following any request therefor, the Loan Parties shall deliver, or cause to be delivered, to Agent: (i) such other information regarding the operations, material changes in ownership of Stock, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as Agent or any Lender (through Agent) may reasonably request and (ii) information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
5.NEGATIVE COVENANTS
Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties and all Subsidiaries that from and after the date hereof until the Termination Date:
5.1    Asset Dispositions, Etc. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division or otherwise dispose of (whether in one or a series of transactions) any Collateral (including Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
(a)    dispositions in the Ordinary Course of Business to any Person other than an Affiliate of a Loan Party, of Inventory (provided, however, that a sale in the Ordinary Course of Business will not include a transfer in total or partial satisfaction of any liabilities);
(b)    dispositions (other than of (i) the Stock of any Subsidiary of any Loan Party or (ii) any Accounts of any Loan Party) not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of net proceeds of such disposition is made if and to the extent required by Section 2.2(b); provided, that at the time of any disposition, no Event of Default shall exist or shall result from such disposition;

(c)    dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents; and
(d)    to the extent permitted by Sections 5.2 or 5.8.
5.2    Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 5.2, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:
(a)    each Loan Party and its Subsidiaries may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the Ordinary Course of Business, consistent with past practices;
(b)    each Loan Party and its Subsidiaries may (i) maintain its existing Investments in its Subsidiaries made as of the Closing Date and (ii) make additional Investments after the Closing Date in its Subsidiaries that are Loan Parties, subject, in the case of intercompany Indebtedness, to compliance with Section 5.3(g);
(c)    each Loan Party may maintain deposit and other accounts with Agent or a Lender;
(d)    each Loan Party may consummate Permitted Acquisitions;
(e)    so long as no Default or Event of Default has occurred and is continuing, the Loan Parties may maintain petty cash deposit accounts at one or more financial institutions, other than Agent or its Affiliates, up to a maximum ledger balance of $100,000 in the aggregate at any time on deposit for all Loan Parties (the “Petty Cash Deposit Accounts”) so long as, if requested by Agent, Borrower will, at the Loan Parties’ sole cost and expense, cause each financial institution at which a Petty Cash Deposit Account is maintained to enter into a deposit account control agreement, on terms acceptable to Agent in its Permitted Discretion, if (i) the ledger balance in such Petty Cash Deposit Account exceeds $100,000 at any time or (ii) a Default or Event of Default has occurred and is continuing;
(f)    each Loan Party and each Subsidiary may make other Investments not exceeding $1,000,000 in the aggregate for all of the Loan Parties and all of the Subsidiaries at any time outstanding; and
(g)    the Loan Parties may maintain the Prior Lender Accounts subject to the terms of Annex B hereto.
5.3    Indebtedness.
No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(a)    Up to $25,000,000 (the “Basket Borrowings”) of Indebtedness and Capital Leases, including the existing Indebtedness and Capital Leases listed on Schedule 5.3(a),
(b)    the Advances and the other Obligations,
(c)    unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded (or underfunded) under applicable Law,
(d)    Indebtedness described as the “Exempt Borrowings” on Schedule 5.3(d) and refinancings, amendments or extensions thereof that do not have the effect of increasing the principal balances above the amounts shown on Schedule 5.3(d) and that are otherwise on terms and conditions not materially less favorable to any Loan Party or any Subsidiary, or Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or extended;
(e)    [Reserved];
(f)    Unsecured Indebtedness of any Loan Party or any of its Subsidiaries arising from Seller Notes which constitute Subordinated Debt for all purposes of this Agreement; provided, that (v) all obligations under each Seller Note shall be unsecured and subordinated to the Obligations pursuant to subordination provisions reasonably satisfactory to Agent, (w) no Seller Note shall mature any earlier than 6 months following the latest maturity date of the Advances under this Agreement at the time of the issuance of such Seller Note, (x) no payments of principal or interest may be made pursuant to or under any Seller Notes prior to the latest maturity date of the Advances under this Agreement at the time of the issuance of the Seller Notes, (y) the terms and conditions applicable to any Seller Note (and any amendments thereto), shall be reasonably satisfactory to Agent, and (z) the aggregate principal amount of all Indebtedness outstanding under this Section 5.3(f) shall not at any time exceed $1,000,000;
(g)    to the extent constituting Indebtedness, Contingent Obligations permitted pursuant to Section 5.6;
(h)    Indebtedness consisting of unsecured intercompany loans and advances made by Borrower to any other Loan Party or by any Guarantor to Borrower;
(i)    Subordinated Debt (other than Seller Notes) not to exceed $5,000,000 in the aggregate outstanding at any time;
(j)    Term Loan Debt; and
(k)    other unsecured Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any time.
5.4    Employee Loans and Affiliate Transactions.
No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, except:

(a)    as expressly permitted by this Agreement;
(b)    in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary and which are disclosed in writing to Agent, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 5.3(g), 5.4(c) and 5.4(d);
(c)    loans or advances to employees of any Loan Party or any Subsidiary for travel, entertainment and relocation expenses and other purposes in the Ordinary Course of Business not to exceed $100,000 in the aggregate outstanding at any time as to all Loan Parties; and
(d)    transactions with Affiliates existing as of the Closing Date and described in Schedule 5.4.
5.5    Capital Structure and Business. Except as expressly permitted under existing compensation plans, Section 5.8 or Section 5.13, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any material changes in its equity structure, issue any Stock or amend any of its Organizational Document in any material respect, in each case, in any respect adverse to Agent and Lenders. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any line of business materially different from those lines of business carried on by it on the Closing Date.
5.6    Contingent Obligations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Contingent Obligations except in respect of the Obligations and except:
(a)    endorsements for collection or deposit in the Ordinary Course of Business;
(b)    Rate Contract Obligations arranged by Agent or provided by any Lender or Affiliate thereof entered into for the sole purpose of hedging in the normal course of business, not for speculative purposes and consistent with industry practices;
(c)    Contingent Obligations of the Loan Parties and their Subsidiaries existing as of the Closing Date and listed on Schedule 5.6, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Loan Parties and their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;
(d)    Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies;
(e)    Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Permitted Acquisitions and (ii) purchasers in connection with dispositions permitted under Section 5.1(b);
(f)    Contingent Obligations arising under Letters of Credit;

(g)    Contingent Obligations arising under guaranties made in the Ordinary Course of Business of obligations of any Loan Party or any Subsidiary, which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent; and
(h)    Contingent Obligations under the Loan Documents.
5.7    Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for the following:
(a)    Permitted Encumbrances;
(b)    Liens securing the Exempt Borrowings listed on Schedule 5.3(d) and permitted refinancings, amendments and extensions thereof; provided, that Lien does not attach to any other property; and
(c)    Liens securing the Basket Borrowings listed on Schedule 5.3(b) or created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Loan Party in the Ordinary Course of Business, or in connection with financing, refinancing or acquisition of Real Estate, all involving the incurrence of an aggregate amount of Indebtedness and Capital Lease Obligations of not more than $25,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to Real Estate owned or acquired, or to Equipment and Fixtures subject to purchase money debt and such purchase money debt is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets);
(d)    Lien on property securing the Term Loan Debt as long as such Liens remain in compliance with the applicable Intercreditor Agreement;
(e)    Subordinated Liens of bailees or landlords as long as such Liens remain in compliance with applicable Bailee Agreements or Landlord Agreements.
In addition, no Loan Party shall, nor shall it permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of the Collateral in favor of Agent, for the benefit of the Secured Parties.
5.8    Consolidations and Mergers. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 5.1 and (b) upon not less than 15 Business Days prior written notice to Agent, any Subsidiary of Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law) Borrower or a Wholly-Owned Subsidiary of Borrower; provided, that (i) Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving entity (and

Borrower shall be the continuing or surviving entity if Borrower is a party to such transaction), (ii) the Loan Parties provide Agent with copies of all applicable documentation relating thereto, (iii) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent shall have been completed, and (iv) after giving effect to such transactions, no Default or Event of Default shall exist and be continuing or be created thereby.
5.9    ERISA. No Loan Party shall, nor shall cause or permit any of its Subsidiaries or ERISA Affiliates to, cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 430 or 6321 of the IRC or Section 303 or 4068 of ERISA or (b) an ERISA Event.
5.10    Hazardous Materials. No Loan Party shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
5.11    Sale Leasebacks. No Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.
5.12    Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, declare or make any Restricted Payments except that:
(a)     any Wholly-Owned Subsidiary of Borrower may declare and pay dividends and distributions to Borrower, and (ii) any Loan Party or Subsidiary may declare and make dividend payments or other distributions payable solely in its Stock;
(b)    the Loan Parties may pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate and principal in respect of the Subordinated Debt, solely to the extent permitted under the applicable subordination agreement or subordination provisions with respect thereto;
(c)    the Loan Parties may pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate and principal in respect of the Term Loan Debt, solely to the extent permitted under the Intercreditor Agreement;
(d)    Borrower may redeem its Stock provided all of the following conditions are satisfied:
(i)    no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and
(ii)    the aggregate Restricted Payments permitted under this clause (d) in any Fiscal Year of Borrower shall not exceed $3,000,000; and

(e)    Borrower may make other dividends, distributions and redemptions of its Stock provided all of the following conditions are satisfied:
(i)    no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and
(ii)    Agent shall have a received a certificate of a Responsible Officer of Borrower demonstrating that (A) after giving effect to such Restricted Payment, the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries is not less than 1.00 to 1.00 calculated as of the last day of the most recent month preceding the date on which Restricted Payment is made as if such Restricted Payment was made in such month; and (B) after giving effect to such Restricted Payment, Borrowing Availability is not less than $15,000,000.
5.13    Change of Corporate Name or Location; Change of Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, business offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, unless in each case (i) at least 30 days prior written notice (or such later notice as is acceptable to Agent in its sole discretion) is given by such Loan Party to Agent and Agent has provided written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, for the benefit of the Secured Parties, in any Collateral, has been completed or taken, (ii) the priority of all Liens in favor of Agent is not adversely affected, and (iii) any such new location shall be in the continental United States. No Loan Party shall change its Fiscal Year without Agent’s prior written consent.
5.14    No Negative Pledges. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or any Subsidiary to pay dividends or make any other distribution on any of the Stock of such Loan Party or Subsidiary or to pay fees, including management fees, or make other payments and distributions to Borrower or any other Loan Party. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.7(c) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.
5.15    Amendments to Term Loan Debt and Subordinated Debt Documents.    No Loan Party shall, nor shall it permit any of its Subsidiaries to, change or amend the terms of the Term Loan Debt or any Subordinated Debt (once such agreements have been initially approved by Agent) except to the extent permitted by the applicable intercreditor and subordination agreements.

5.16    Management Fees and Compensation. No Loan Party shall, nor shall it permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Loan Party or any Subsidiary or to any officer, director, manager, Stockholder or employee of any Loan Party or any Subsidiary or any Affiliate of any Loan Party or any Subsidiary except:
(a)    payment of reasonable compensation to officers and employees for actual services rendered to the Loan Parties and the Subsidiaries in the Ordinary Course of Business; and
(b)    payment of outside directors’ (or managers’) fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director (or manager) meetings not to exceed in the aggregate, with respect to all such items, $250,000 in any Fiscal Year of Borrower.
5.17    Margin Stock; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, use any portion of the Advance proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or Subsidiary or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any requirement of applicable Law or in violation of this Agreement.
5.18    Sanctions; Use of Proceeds. No Loan Party shall, nor shall it permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Sections 3.12. No Loan Party will, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Agent, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise).
5.19    Prepayments of Other Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder, (c) a refinancing of Indebtedness permitted under Section 5.3(d), and (d)  prepayment of intercompany Indebtedness owing by a Loan Party to another Loan Party.
6.FINANCIAL COVENANTS
6.1    Financial Covenants. The Loan Parties shall not breach or fail to comply with any of the Financial Covenants.
7.FINANCIAL STATEMENTS AND INFORMATION
7.1    Reports and Notices.
(a)    Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex D.
(b)    Each Loan Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 7.1(b)) at the times, to the Persons and in the manner set forth in Annex E.
7.2    Communication with Accountants. Each Loan Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Dixon Hughes Goodman LLC, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.
8.CONDITIONS PRECEDENT.
8.1    Conditions to the Initial Advances. No Lender shall be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent:
(a)    Credit Agreement; Loan Documents. This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrower, each other Loan Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex C, each in form and substance reasonably satisfactory to Agent.
(b)    Approvals. Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.
(c)    Opening Availability. The Eligible Accounts and Eligible Inventory supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrower with Borrowing Availability and after giving effect to the initial Revolving Credit Advance, the incurrence of any initial Letter of Credit Obligations (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the Ordinary Course of Business and without acceleration of sales) of at least 30% of Availability.
(d)    Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.4(e) (including the Fees specified in the Fee Letter), and shall have reimbursed Agent for all Fees, costs and expenses of closing presented as of the Closing Date.
(e)    Capital Structure: Other Indebtedness. The capital structure of each Loan Party and Subsidiary, including, without limitation, the receipt by Borrower of the net proceeds of the Term Loan, and the terms and conditions of all other Indebtedness of each Loan Party and Subsidiary shall be acceptable to Agent in its sole discretion.
(f)    KYC Information; Beneficial Ownership. Agent and, if requested by a Lender, such Lender, shall have received (i) documentation and other information reasonably requested by Agent or such Lender in order to comply with applicable Law, including the USA PATRIOT Act, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least 5 days prior to the Closing Date Borrower shall deliver to Agent a Beneficial Ownership Certification.
(g)    Due Diligence. Agent shall have completed its business and legal due diligence, including a roll-forward of its previous Collateral audit with results reasonably satisfactory to Agent.
8.2    Further Conditions to Each Advance. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Advance as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
(a)    any representation or warranty by any Loan Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement;
(b)    any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation); or
(c)    after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the lesser of the Borrowing Base and the Maximum Revolver Amount.
The request and acceptance by Borrower of the proceeds of any Advance (including any Protective Advance, any Overadvance and any Swing Line Advance made pursuant to Section 2.3(b)), the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Advance into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens on the Collateral, on behalf of itself and Lenders, pursuant to the Collateral Documents.
9.EVENTS OF DEFAULT; RIGHTS AND REMEDIES
9.1    Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:
(a)    Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Advances or any of the other Obligations when due and payable, including any failure to cure any Overadvance in accordance with Section 2.2(b)(i) unless such missed payment is caused by Agent or the failure of its automatic sweep program, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 5 days following Agent’s demand for such reimbursement or payment of expenses; or
(b)    any Loan Party or any Subsidiary fails or neglects to perform, keep or observe any of the provisions of Sections 4.1, 4.4(a), 4.11, 4.13, 5, 6, 7.2 or any of the provisions set forth in Annexes B or F, respectively; or
(c)    any Loan Party fails or neglects to perform, keep or observe any of the provisions of Section 4.4(b), 4.4(c), 4.15, 7.1 or any provisions set forth in Annexes D or E, respectively, and the same shall remain unremedied for three (3) Business Days or more; or
(d)    any Loan Party or any Subsidiary fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for thirty (30) days or more after Agent’s notice thereof to Borrower; or
(e)    a default or breach occurs under any agreement, document or instrument to which any Loan Party or any Subsidiary is a party (determined exclusive of the Loan Documents) that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Contingent Obligations (determined exclusive of the Obligations) of any Loan Party in excess of $250,000 (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Contingent Obligations or a trustee to cause, Indebtedness or Contingent Obligations or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee; or
(f)    (i) any information contained in any Borrowing Base Certificate is untrue or incorrect in any material respect or (ii) any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made; or

(g)    assets of any Loan Party or any Subsidiary with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party or any Subsidiary and such condition continues for thirty (30) days or more from when Borrower becomes aware of such action; or
(h)    a case or proceeding is commenced against any Loan Party or any Subsidiary seeking a decree or order in respect of such Loan Party or such Subsidiary (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or such Subsidiary or for any substantial part of any such Loan Party’s or such Subsidiary’s assets, or (iii) ordering the winding up or liquidation of the affairs of such Loan Party or such Subsidiary, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction; or
(i)    any Loan Party or any Subsidiary (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar Law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Loan Party or such Subsidiary or for any substantial part of any such Loan Party’s or such Subsidiary’s assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or
(j)    either (i) a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate at any time are outstanding against one or more of the Loan Parties and the Subsidiaries (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay, (ii) any action shall be taken by a judgment creditor to attach or levy upon any property of any Loan Party to enforce any such judgment under clause (i) above obtained against a Loan Party, or (iii) any Loan Party shall fail within 30 days after the entry thereof to discharge or stay pending appeal one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
(k)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first-priority Lien (except as expressly otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby; or

(l)    any Change of Control occurs; or

(m)    any other event occurs which would have a Material Adverse Effect and such event does not cease or is not curtailed within 30 days after it initiates; or

(n)    any provision in the Intercreditor Agreement or any subordination agreement that relates to the Term Loan Debt or any Subordinated Debt, or any subordination provision in any Guaranty by a Loan Party or any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Person (including the holders of the Term Loan Debt or any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
9.2    Remedies.
(a)    If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice, suspend the Revolving Loan Commitment with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Required Lenders, if such suspension occurred at their direction) so long as such Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Required Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Advances and the Letter of Credit Fees to the Default Rate.
(b)    If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Required Lenders shall), without notice: (i) terminate the Revolving Loan Commitments with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the Revolving Loan Commitments from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Advance to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex A, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; (iv) in its Permitted Discretion make Protective Advances, subject to the terms of Section 2.1; or (v) exercise any rights and remedies provided to Agent under the Loan Documents or at Law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1(h) or (i), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Advances and Letter of Credit Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.
(c)    At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, as the Interest Periods for LIBOR Loans then in effect expire, such Advances shall be converted into Base Rate Loans and the LIBOR election will not be available to Borrower.
(d)    During the continuance of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of any Loan Party or any of its Subsidiaries (regardless of whether such balances are then due to such Loan Party or Subsidiary), and (ii) other property at any time held or owing by such Lender or any of such Lender’s Affiliates to or for the credit or for the account of any Loan Party or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or any of such Lender’s Affiliates shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off (including through an Affiliate) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Loan Party agrees, to the fullest extent permitted by Law, that any Lender or any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 9.2.
9.3    Application of Proceeds.
(a)    As to Borrower. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any Guarantor of all or any part of the Obligations, and, as between the Loan Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(b)    After Application Event. Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Application Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect. Notwithstanding anything to the contrary contained in this Agreement, if an Application Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all Fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding, other than Obligations owing in respect of any Bank Products, and Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract; fifth, to the Obligations owing in respect of any Bank Products, and to the Obligations owing to any Eligible Swap Counterparty in respect of any Rate Contract; sixth, to provide cash collateral to secure any and all Letter of Credit Obligations and future payment of related Fees, as provided for in Annex A; seventh to any other indebtedness or obligations of any Loan Party owing to Agent or any Lender under the Loan Documents and eighth, to Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts other than a Rate Contract.

(c)    Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 9.3, (i) amounts received shall be applied in the numerical order provided until paid in full prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
9.4    Actions in Concert. For the sake of clarity, anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
9.5    Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.
10.EXPENSES AND INDEMNITY
10.1    Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable actual costs and out of pocket expenses of Agent (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Agent of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Agent (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending Litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons, and (C) any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners or charged to Agent by third-party examiners)), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Agent in connection with

(A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Agent in connection with (A) any Litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lenders in connection with any Litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents, provided, that to the extent that the actual costs and expenses referred to in this clause (iv) consist of fees, costs and expenses of counsel, Borrower shall be obligated to pay such fees, costs and expenses for counsel to Agent, local counsel to Agent in each relevant jurisdiction, and for one counsel acting on behalf of all Lenders (other than Agent).
10.2    Indemnity. Each Loan Party hereby agrees to indemnify, pay and hold harmless Agent, Arranger, Lenders and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent, Arranger, and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent, Arranger, or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

11.AGENT
11.1    Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.5 and to the terms of the other Loan Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 11 are solely for the benefit of the Secured Parties and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees.
11.2    Agent and Affiliates. Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, provide Bank Products to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not Agent hereunder.
11.3    Action by Agent; Actions through Sub Agents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or other Person. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
11.4    Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
11.5    Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan

Document or any borrowing hereunder or the contents of any certificate, financial statement or other report or document delivered under or in connection with any Loan Document, (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document, (iii) the satisfaction of any condition specified in any Loan Document, (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith, (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party or the value or the sufficiency of any Collateral. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
11.6    Indemnification. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required to be paid to Agent under Sections 10.1 or 10.2 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its Pro Rata Share, pay to Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time). If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
11.7    Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

11.8    Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

11.9    Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (i) release any Lien granted to or held by Agent under any Collateral Document (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Loan Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents), (ii) release any Guarantor from its obligations under the Loan Documents (A) upon termination of the Revolving Loan Commitments and payment in full of all Obligations, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letter of Credit Obligations and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Rate Contract Obligations and all obligations, liabilities and indebtedness in respect of Bank Products in each case secured, in whole or in part, by any Collateral, or (B) upon such Guarantor ceasing to be a Subsidiary pursuant to a transaction permitted by this Agreement (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition being made in full compliance with the provisions of the Loan Documents), and (iii) release or subordinate any Lien granted to or held by Agent under any Collateral Document constituting property described in Section 5.7(c) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.7(c)). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.
11.10    Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral for the Advances unless instructed to do so by Agent (or consented to by Agent, as provided in Section 9.2(d)), it being understood and agreed that such rights and remedies may be exercised only by Agent.

11.11    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
11.12    Successor Agent.
(a)    Agent may at any time give notice of its resignation to Lenders, L/C Issuer, Swing Line Lender, and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder and notice of such acceptance to the retiring Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, the retiring Agent’s resignation shall become immediately effective and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this paragraph). The Fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, L/C Issuer and Swing Line Lender (but without any obligation) appoint a successor Agent, which appointment shall not be subject to consent by Required Lenders or any Loan Party. From and following the expiration of such 30 day period, Agent shall have the exclusive right, upon 1 Business Day’s notice to Borrower and Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender, the L/C Issuer and the Swing Line Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph. The provisions of this Agreement shall continue in effect for the benefit of any retiring Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them (x) while the retiring Agent was acting or was continuing to act as Agent and (y) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and in respect of any actions taken in connection with transferring the agency to any successor Agent.
(b)    Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate Borrower’s ability to request Swing Line Advances. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the Swing Line Lender; and (ii) Agent shall retain all of the rights of the maker of Swing Line Advances provided hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Line Advances pursuant to Section 2.3.
(c)    Notwithstanding anything to the contrary herein, if at any time Agent assigns all of its Revolving Loan Commitments and Revolving Loans pursuant to (and in accordance with) the terms and conditions hereof, Agent may terminate its commitment pursuant to Section 2.6 to issue Letters of Credit. In the event of such termination: (i) Borrower shall be entitled to appoint another Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided, however, that the failure of Borrower to appoint a successor shall not affect the resignation of Agent as the L/C Issuer; and (ii) Agent shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Lenders to fund their Pro Rata Share of such Letters of Credit pursuant to Section 2.6.
11.13    Disbursements of Revolving Credit Advances; Payment and Sharing of Payment.
(a)    Revolving Credit Advances, Payments and Settlements; Interest and Fee Payments.
(i)    Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Credit Advances requested by Borrower. Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Credit Advance before Agent disburses the same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, facsimile or email of the amount of such Lender’s Pro Rata Share of the Revolving Credit Advance requested by Borrower no later than 12:00 noon on the date of funding of such Revolving Credit Advance, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Credit Advance, in same day funds, by wire transfer to Agent’s account specified by Agent to Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share within 1 Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required by Borrower pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Credit Advances which are Base Rate Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
(ii)    On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or email of the amount of each such Lender’s percentage interest of the Revolving Credit Advance balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual percentage interest of the Revolving Credit Advances balance to such Lender’s required percentage interest of the Revolving Credit Advances balance as of any Settlement Date, the party from which such payment is due shall pay Agent, without setoff or discount, to Agent’s account specified by Agent to Lenders from time to time not later than 3:00 p.m. on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first 3 days following the scheduled date of settlement, and thereafter at the Base Rate plus the Applicable Margin for Base Rate Loans applicable to Revolving Credit Advances.
(iii)    On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or email of the amount of such Lender’s percentage interest of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Credit Advances, to the extent of such Lender’s Revolving Exposure with respect thereto, and shall make payment to such Lender not later than 3:00 p.m. on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, that, in the case such Lender is a Defaulting Lender, Agent shall be entitled to set off the funding short fall of such Defaulting Lender against that Defaulting Lender’s respective share of all payments received from Borrower.
(iv)    On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrower the full amount of the Advances to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Advances to Borrower in a timely manner on such date. If Agent elects to advance such Advances to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Advances unless Agent receives such Lender’s Pro Rata Share of such Advances by 3:00 p.m. on the Closing Date.
(v)    The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Loan Party.

(b)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
(ii)    If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(c)    Defaulting Lenders. The failure of any Defaulting Lender to make any Advances or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Advances or payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make Advances or make any other payment required hereunder.
(d)    Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Advance (other than pursuant to the terms of Section 2.10) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 9) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.
11.14    Reserved
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11.15    Reserved

.
11.16    Withholding Tax. To the extent required by any applicable Law, Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify Agent (to the extent that Agent has not already been reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
11.17    Agent May File Proof of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Advance or any Revolving Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances or the Revolving Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the Swing Line Lender and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Swing Line Lender and Agent and its agents and counsel and all other amounts due Lenders, Swing Line Lender and Agent under Section 10.1) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Swing Line Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders and Swing Line Lender, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 10.1.
Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or Swing Line Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

11.18    Agent in Individual Capacity. Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not Agent hereunder, and, in each case, without notice to or consent of the other Lenders. The other Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding the Loan Parties, the Subsidiaries or their respective Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of Bank Products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.
11.19    ERISA Fiduciary Representations and Warranties.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this

Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
12.MISCELLANEOUS
12.1    Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.5(e), 2.9, 2.10 and 2.11 and Sections 10, 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement.
12.2    No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.
12.3    Notices.
(a)    All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, email, electronic submissions or similar writing, but not facsimile transmission) and shall be given to such party at its address or email address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address or email address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by email or other electronic submissions only in accordance with the provisions of Section 12.3(b). Each such notice, request or other communication shall be effective (i) if given by email or other electronic submissions, as set forth in Section 12.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 12.3.
(b)    Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including email and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing, Notice of Conversion/Continuation or any notices regarding request for advances hereunder shall be delivered or furnished by Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Agent from time to time in its sole discretion.
(c)    Unless Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
12.4    Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
12.5    Amendments and Waivers.
(a)    General Provisions. No provision of this Agreement or any other Loan Document (other than the Fee Letter) may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower, Agent and Required Lenders (and, if any amendment, waiver or other modification would increase a Lender’s Revolving Loan Commitment, by such Lender); provided, that no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by Agent, Borrower and all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any Fees with respect to any Advance or Reimbursement Obligation or forgive any principal, interest or Fees with respect to any Advance or Reimbursement Obligation, (B) postpone the date fixed for, or waive, any payment

(other than a payment pursuant to Section 2.2(b)) of principal of any Advance, or of any Reimbursement Obligation or of interest on any Advance or any Reimbursement Obligation or any Fees hereunder or postpone the date of termination of the Revolving Loan Commitment of any Lender hereunder, (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder, (D) release all or substantially all of the Collateral, authorize Borrower or any other Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder and including as provided in Section 11.9), (E) modify Section 9.3, (F) amend, waive or otherwise modify this Section 12.5(a) or the definitions of the terms used in this Section 12.5(a) insofar as the definitions affect the substance of this Section 12.5(a); or (G) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release Borrower or any other Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (G), pursuant to a merger, consolidation or other transaction permitted pursuant to this Agreement. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Agent) if upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Loan Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.9, Section 2.5(e), Section 10.1, Section 10.2 and Section 11.13(d)), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section 12.5 notwithstanding (i) any attempted cure or other action taken by Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
(b)    Agent, Swing Line Lender, L/C Issuer Consent Rights. No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swing Line Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swing Line Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.
(c)    Defaulting Lenders. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Revolving Loan Commitments, included in the determination of “Required Lenders,” or “Lenders directly affected” pursuant to this Section 12.5) for any voting or consent rights under or with respect to any Loan

Document, except that a Defaulting Lender shall be treated as an “affected Lender” solely with respect to an increase in or extension of such Defaulting Lender’s Revolving Loan Commitments, a reduction of the principal amount owed to such Defaulting Lender or, unless such Defaulting Lender is treated the same as the other Lenders holding Advances of the same type, a reduction in the interest rates applicable to the Advances held by such Defaulting Lender, and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Advances and Revolving Loan Commitments held by Defaulting Lenders shall be excluded from the total Advances and Revolving Loan Commitments outstanding.
(d)    Certain Amendments. Notwithstanding anything to the contrary contained in this Section 12.5, (i) Agent may amend Annex G to reflect any assignments entered into pursuant to Section 12.6, (ii) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties; provided, that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion, and (iii) amendments in connection with any Increase shall be permitted as provided in Section 2.15.
(e)    Eligible Swap Counterparty and Bank Product Consent Rights. Without limitation of the foregoing provisions of this Section 12.5, no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty and each provider of Bank Products then in existence, modify the provisions of Section 9.3 in any manner adverse to the interests of each such Eligible Swap Counterparty and/or such provider of Bank Products.
12.6    Assignments; Participations; Replacement of Lenders.
(a)    Assignments.
(i)    Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Advances and interest in the Revolving Loan Commitments, together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $2,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitments and outstanding Advances; provided, that, in connection with simultaneous assignments to two or more related Affiliates, such Affiliates shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, such other information regarding such Eligible Assignee as Agent reasonably shall require and a processing fee of $3,500; provided, only one processing fee shall be payable in connection with simultaneous assignments to two or more related Affiliates.
(ii)    From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender). Upon receipt by the assigning Lender of such promissory note, the assigning Lender shall return to Borrower any prior promissory note, if any, held by it.
(iii)    Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Cincinnati, Ohio a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Revolving Loan Commitment of, and principal amount and stated interest of the Advances owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. It is intended that the Register be maintained such that the Advances are in “registered form” for the purposes of the IRC.
(iv)    Notwithstanding the foregoing provisions of this Section 12.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(b)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more Persons participating interests in its Advances, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, provided, however, notwithstanding the foregoing, Borrower hereby agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations set forth in Section 2.11) and the requirements under Section 2.9 (it being understood that the documentation required under Section 2.9 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 12.6; provided, further, a Participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law, regulation ruling, treaty or other action or doctrine of a Governmental Authority that occurs after the date the Participant acquired the applicable participation. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 9.2(d). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Replacement of Lenders. Within 30 days after (i) receipt by Agent of notice and demand from any Lender for payment of additional costs or as provided in Sections 2.5(e) and 2.10, which demand shall not have been revoked, (ii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, (iii) any Lender is a Defaulting Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”), Borrower and/or Agent may, at its option, notify such Affected Lender and, in the case of Borrower’s election, Agent, of such Person’s intention to obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrower or Agent, as applicable, obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Advances and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.6(a); provided, that (A) Borrower shall have, as applicable, reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under any of Sections 2.5(e), 2.9 or 2.10, as applicable, of this Agreement through the date of such sale and assignment and (B) Borrower shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.6(a) within 5 Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 12.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.6(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.6(a), Borrower, shall be effective for purposes of this Section 12.6(c) and Section 12.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.
(d)    Loan Party Assignments. No Loan Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Loan Document without the prior written consent of Agent and each Lender.
12.7    Headings. Headings and captions used in the Loan Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
12.8    Confidentiality. Agent and each Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by Borrower and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of such Person and of such Person’s Affiliates (collectively, the “Related Parties” of such Person) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, provided, that any such Persons shall have agreed to be bound by the provisions of this Section 12.8, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other Party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any Litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
12.9    Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
12.10    Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
12.11    GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY

HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF HAMILTON, STATE OF OHIO AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.
12.12    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, AGENT AND LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
12.13    Publication; Advertisement.
(a)    Publication. No Loan Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Fifth Third or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Loan Party shall give Agent prior written notice of such publication or other disclosure or (ii) with Fifth Third’s prior written consent.
(b)    Advertisement. Each Lender and each Loan Party hereby authorizes Fifth Third to publish the name of such Lender and Loan Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Fifth Third elects to submit for publication. In addition, each Lender and each Loan Party agrees that Fifth Third may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, Fifth Third shall provide Borrower with an opportunity to review and confer with Fifth Third regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Fifth Third may, from time to time, publish such information in any media form desired by Fifth Third, until such time that Borrower shall have requested Fifth Third cease any such further publication.
12.14    Counterparts; Integration. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
12.15    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
12.16    USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Agent or such Lender, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Agent or any Lender, provide all such other documentation and information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.
12.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
12.18    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States), and in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

THE DIXIE GROUP, INC.

By:
Name:
Title:
TDG OPERATIONS, LLC

By:
Name:
Title:
Borrower’s Account:
Bank Name:    Fifth Third Bank
ABA No.:
Account No.:    XXXXXX[last four digits]
Account Name:
Reference:
Borrower’s Address for Notices:
475 Reed Road
Dalton, GA 30720
Attn: Jon A. Faulkner
Jon.faulkner@dixiegroup.com

With a copy to:

Miller & Martin, PLLC
Attn: John Henry
832 Georgia Avenue, Suite 1200
Chattanooga, TN 37402
John.henry@millermartin.com

FIFTH THIRD BANK, as Agent and a Lender

By:
    Duly Authorized Signatory
Agent’s Address for Notices:
Fifth Third Bank
222 South Riverside Plaza
Chicago, Illinois 60606
Attention: ________________
Email:  __________________
Facsimile:  _______________

and

Fifth Third Bank
38 Fountain Square Plaza
MD #10908F
Cincinnati, Ohio 45263
Attention:  Asset Based Lending Group
Facsimile: (513) 534-8400

with a copy to:

McDonald Hopkins LLC
600 Superior Ave., East
Suite 2100
Cleveland, Ohio 44114
Attention: James E. Stief, Esq.
Email:  jstief@mcdonaldhopkins.com
Facsimile:  (216) 348-5474